DATED June 12, 2013
FILED PURSUANT TO RULE 433
REGISTRATION NO. 333-173364
CATERPILLAR FINANCIAL SERVICES CORPORATION
MEDIUM-TERM NOTES, SERIES G, FLOATING RATE NOTES DUE 2015

SUBJECT	FINAL PRICING DETAILS

Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series G, Floating Rate Notes Due 2015
Format:	SEC Registered-Registration Statement Number 333-173364
Trade Date:	June 12, 2013
Settlement Date (Original Issue Date):	June 17, 2013
Maturity Date:	June 10, 2015
Principal Amount:	$250,000,000
Price to Public (Issue Price):	100%
Dealer's Commission:	0.10% (10 basis points)
All-in-price:	99.9%
Net Proceeds to Issuer:	$249,750,000
Interest Rate Basis (Benchmark):	3 Month USD LIBOR
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+10 basis points (0.10%)
Index Maturity:	Three Months
Interest Rate Calculation:	USD LIBOR determined on Interest Determination Date plus the Spread
Initial Interest Rate:	3 Month USD LIBOR as of two (2) London Business Days prior to the Original Issue Date plus the Spread
Interest Reset Periods and Dates:	Quarterly on the 17th day of March, June, September and December of each year prior to the Maturity Date
Interest Determination Dates:	Quarterly, two (2) London Business Days prior to each Interest Reset Date
Interest Payment Dates:	Interest will be paid quarterly on the 17th of March, June, September and December of each year, commencing September 17, 2013 and ending on the Maturity Date
Day Count Convention:	Actual/360
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Sole Manager & Bookrunner:	RBS Securities Inc. (100.0%)
Billing and Delivery Agent:	RBS Securities Inc.
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association
CUSIP:	14912L5R8
Supplemental United States Federal Income Tax Considerations:
Final regulations released by the U.S. Department of the Treasury state that Foreign Account Tax Compliance Act (FATCA) withholding (as described in “Certain United States Federal Income Tax Consequences-Non-United States Holders-Foreign Account Tax Compliance” in the prospectus supplement) will generally not apply to debt obligations that are issued prior to January 1, 2014; therefore, the Notes will not be subject to FATCA withholding.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling RBS Securities Inc. toll free at (866) 884-2071.